Exhibit 99.1

R.J. Reynolds Tobacco Company
P.O. Box 2959
Winston-Salem, NC 27102

Contact:	Jan Smith	RJRT 2006-32
(336) 741-6995
Delen Named President of R.J. Reynolds Tobacco;
Beasley to Retire
WINSTON-SALEM, N.C. — Nov. 30, 2006 — Lynn J. Beasley, 49, president of R.J. Reynolds Tobacco Company, today announced her plans to retire in 2007. Effective Jan. 1, 2007, Daniel (Daan) M. Delen, 41, currently president of British American Tobacco Ltd. — Japan, will replace Beasley as president of R.J. Reynolds.
“Lynn’s 25-year career with R.J. Reynolds has been nothing short of extraordinary,” said Susan M. Ivey, chairman and chief executive officer of Reynolds American Inc. (NYSE: RAI), the parent company of R.J. Reynolds. “Her many contributions to R.J. Reynolds will continue to impact the company’s performance for years to come. We extend our heartfelt thanks to her, and warmest wishes for a happy retirement,” Ivey said.
Beasley will stay with the company for a transition period through mid-February 2007.
“We are also excited by the prospect of Daan joining R.J. Reynolds,” Ivey said. “Daan’s broad and deep experience in the global tobacco industry and his past experience in the U.S. market will bring valuable insight and expertise to the business from Day One.”
Delen joined British American Tobacco’s (BAT) family of companies in 1989 as a brand manager in Guatemala. He subsequently held a number of marketing and sales management positions for BAT in England, Singapore, Chile and Argentina. In 2001, Delen was named senior vice president of marketing and sales for Brown & Williamson Tobacco Corp. Since August 2004, he has served as president of BAT’s Japan business unit.
A native of the Netherlands, Delen is a graduate of Washington State University.
R.J. Reynolds Tobacco Company, an indirect subsidiary of Reynolds American Inc. (NYSE: RAI), is the second-largest tobacco company in the United States, manufacturing about one of every three cigarettes sold in the country. The company’s brands include five of the 10 best-selling U.S. cigarette brands: Camel, Kool, Winston, Salem and Doral. For more information, visit www.RJRT.com.
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